ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-171806 Dated March 4, 2013
Royal Bank of Canada Buffered Return Optimization Securities Linked to the Common Stock of Apple, Inc. due on or about March 10, 2015
Investment Description
Buffered Return Optimization Securities are unconditional, unsecured and unsubordinated debt securities issued by Royal Bank of Canada with returns linked to the performance of the common stock of Apple Inc. (the “Underlying Equity”) (each, a “Security” and collectively, the “Securities”). If the Underlying Return is positive, Royal Bank of Canada will repay the principal amount at maturity plus pay a return equal to two times the Underlying Return, up to the Maximum Gain, which will be set on the Trade Date and is expected to be between 37.00% and 40.00%. If the Underlying Return is negative or zero but the percentage decline of the Underlying Equity is less than or equal to the Buffer Percentage of 10%, Royal Bank of Canada will repay the full principal amount at maturity. If the Underlying Return is negative and the percentage decline of the Underlying Equity is greater than the Buffer Percentage, you will lose 1% of the principal amount of your Securities for every 1% decline in the price of the Underlying Equity in excess of the Buffer Percentage, up to a loss of 90% of your investment. Investing in the Securities involves significant risks.  The Securities do not pay dividends or interest. You may lose up to 90% of the principal amount.  The Securities will not be listed on any exchange.  The downside exposure to the Underlying Equity is buffered only at maturity.  Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.  If Royal Bank of Canada were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates1
❑    Enhanced Growth Potential— At maturity, the Securities enhance any positive Underlying Return up to the Maximum Gain of between 37.00% and 40.00% (the actual Maximum Gain will be determined on the Trade Date). If the Underlying Return is negative, investors may be exposed to the negative Underlying Return at maturity.

❑    Buffered Downside Market Exposure— If the Underlying Return is zero or negative, but the percentage decline of the Underlying Equity is less than or equal to the Buffer Percentage of 10%, Royal Bank of Canada will pay the full principal amount at maturity.  However, if the Underlying Return is negative and the percentage decline of the Underlying Equity is greater than the Buffer Percentage of 10%, Royal Bank of Canada will pay less than the full principal amount, resulting in a loss of the principal amount that is proportionate to the percentage decline in the Underlying Equity in excess of the Buffer Percentage.  Accordingly, you may lose up to 90% of the principal amount of the Securities. The downside exposure to the Underlying Equity is buffered only at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.

Trade Date1                  March 6, 2013
Settlement Date1           March 11, 2013
Final Valuation Date2    March 4, 2015
Maturity Date2               March 10, 2015
1      Expected.  In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains approximately the same.
2      Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities — Payment at Maturity” in the accompanying product prospectus supplement no. EQUITY-ROS-1.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY, SUBJECT TO THE BUFFER PERCENTAGE AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED IN ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 OF THIS FREE WRITING PROSPECTUS AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 IN THE ACCOMPANYING PRODUCT PROSPECTUS SUPPLEMENT NO. EQUITY-ROS-1 BEFORE PURCHASING ANY SECURITIES.  EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.  YOU COULD LOSE UP TO 90% OF THE PRINCIPAL AMOUNT OF THE SECURITIES.

Security Offering
We are offering Buffered Return Optimization Securities Linked to the common stock of Apple Inc.  The return on the principal amount is subject to, and will not exceed, the predetermined Maximum Gain, which will be determined on the Trade Date.  The Securities are offered at a minimum investment of 100 Securities at the Price to Public described below. The indicative Maximum Gain range for the Securities is listed below. The actual Maximum Gain and Initial Price for the Securities will be determined on the Trade Date.

Underlying Equity	Multiplier	Maximum Gain	Buffer Percentage	Initial Price	CUSIP	ISIN
Common Stock of Apple Inc. (AAPL)	2	37.00% to 40.00%	10.00%	h	78008D281	US78008D2817
See “Additional Information about Royal Bank of Canada and the Securities” in this free writing prospectus. The Securities will have the terms specified in the prospectus dated January 28, 2011, the prospectus supplement dated January 28, 2011, product prospectus supplement no. EQUITY-ROS-1 dated June 4, 2012 and this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product prospectus supplement no. EQUITY-ROS-1.  Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Common Stock of Apple Inc.	h	$10.00	h	$0.20	h	$9.80
(1) The price to the public includes the cost of hedging our obligations under the Securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-15 of the accompanying product prospectus supplement no. EQUITY-ROS-1.

(2) UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the Trade Date.  In no event will the commission received by UBS exceed $0.20 per $10 principal amount of the Securities.

The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information about Royal Bank of Canada and the Securities
Royal Bank of Canada has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Royal Bank of Canada has filed with the SEC for more complete information about Royal Bank of Canada and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product prospectus supplement no. EQUITY-ROS-1 and this free writing prospectus if you so request by calling toll-free 866-609-6009.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance.  In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011, relating to our senior global medium-term notes, Series E, of which these Securities are a part, and the more detailed information contained in product prospectus supplement no. EQUITY-ROS-1 dated June 4, 2012.  This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. EQUITY-ROS-1, as the Securities involve risks not associated with conventional debt securities.

If the terms of the prospectus, prospectus supplement and product prospectus supplement no EQUITY-ROS-1 are inconsistent with the terms discussed herein, the terms discussed in this free writing prospectus will control.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product prospectus supplement no. EQUITY-ROS-1 dated June 4, 2012: http://www.sec.gov/Archives/edgar/data/1000275/000121465912002530/f61120424b5.htm

♦	Prospectus supplement dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

♦	Prospectus dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

As used in this free writing prospectus, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:

♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of the principal amount.

♦    You can tolerate the loss of up to 90% of the principal amount of the Securities and are willing to make an investment that has similar downside market risk as an investment in the Underlying Equity, subject to the Buffer Percentage at Maturity.

♦    You believe the price of the Underlying Equity will appreciate over the term of the Securities and that the appreciation is unlikely to exceed the Maximum Gain of between 37.00% and 40.00% (the actual Maximum Gain will be determined on the Trade Date).

♦    You understand and accept that your potential return is limited by the Maximum Gain and you would be willing to invest in the Securities if the Maximum Gain was set to the bottom of the range indicated on the cover page of this free writing prospectus (the actual Maximum Gain will be determined on the Trade Date).

♦    You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying Equity.

♦    You do not seek current income from your investment and are willing to forego dividends paid on the Underlying Equity.

♦    You are willing to hold the Securities to maturity, a term of approximately two years, and accept that there may be little or no secondary market for the Securities.

♦    You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, and understand that if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of the principal amount.

♦    You require an investment designed to provide a full return of principal at maturity.

♦    You cannot tolerate the loss of up to 90% of the principal amount of the Securities, and you are not willing to make an investment that has similar downside market risk as an investment in the Underlying Equity, subject to the Buffer Percentage at Maturity.

♦    You believe that the price of the Underlying Equity will decline over the term of the Securities, or you believe the Underlying Equity will appreciate over the term of the Securities by a percentage that exceeds the Maximum Gain of 37.00% to 40.00% (the actual Maximum Gain will be determined on the Trade Date).

♦    You seek an investment that has unlimited return potential without a cap on appreciation.

♦    You would be unwilling to invest in the Securities if the Maximum Gain was set to the bottom of the range indicated on the cover page of this free writing prospectus (the actual Maximum Gain will be determined on the Trade Date).

♦    You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying Equity.

♦    You seek current income from this investment or prefer to receive the dividends paid on the Underlying Equity.

♦    You are unable or unwilling to hold the Securities to maturity, a term of approximately two years, or you seek an investment for which there will be an active secondary market.

♦    You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this free writing prospectus and “Risk Factors” in the accompanying product prospectus supplement no. EQUITY-ROS-1 for risks related to an investment in the Securities.

Indicative Terms of the Securities1
Issuer:	Royal Bank of Canada
Issue Price:	$10 per Security (subject to a minimum purchase of 100 Securities).
Principal Amount:	$10 per Security. The payment at maturity will be based on the principal amount.
Term2:	Approximately two years
Underlying Equity:	The common stock of Apple Inc.
Multiplier:	2
Maximum Gain:	37.00% to 40.00% (to be determined on the Trade Date)
Buffer Percentage:	10%
Payment at Maturity (per $10 Security):	If the Underlying Return is positive, Royal Bank of Canada will pay you:
$10 + ($10 x the lesser of (i) 2 x Underlying Return and (ii) Maximum Gain)
If the Underlying Return is zero or negative but the percentage decline of the Underlying Equity is less than or equal to the Buffer Percentage, Royal Bank of Canada will pay you:
$10
If the Underlying Return is negative and the percentage decline of the Underlying Equity is greater than the Buffer Percentage, Royal Bank of Canada will pay you:
$10 + ($10 x Underlying Return + Buffer Percentage)
In this scenario, you will lose up to 90% of the principal amount of the Securities in an amount proportionate to the negative Underlying Return in excess of the Buffer Percentage.
Underlying Return:	Final Price – Initial Price Initial Price
Initial Price:	The Closing Price of the Underlying Equity on the Trade Date.
Final Price:	The Closing Price of the Underlying Equity on the Final Valuation Date.
Investment Timeline
Trade Date:	The Maximum Gain is set. The Initial Price is determined.

Maturity Date:
The Final Price and Underlying Return are determined.

If the Underlying Return is positive, Royal Bank of Canada will pay you a cash payment per $10.00 Security that provides you with your principal amount plus a return equal to the Underlying Return multiplied by 2, subject to the Maximum Gain. Your payment at maturity per $10.00 Security will be equal to:

$10 + ($10 x the lesser of (i) 2 x Underlying Return and (ii) Maximum Gain)

If the Underlying Return is zero or negative but the percentage decline of the Underlying Equity is less than or equal to the Buffer Percentage, Royal Bank of Canada will pay you a cash payment of $10.00 per $10.00 Security.

If the Underlying Return is negative and the percentage decline of the Underlying Equity is greater than the Buffer Percentage, Royal Bank of Canada will pay you a cash payment that is less than the principal amount of $10.00 per Security, resulting in a loss of principal that is proportionate to the percentage decline in the Underlying Equity in excess of the Buffer Percentage, and equal to:

$10.00 + ($10.00 x Underlying Return + Buffer Percentage)

In this scenario, you will lose up to 90% of the principal amount of the Securities, in an amount proportionate to the negative Underlying Return in excess of the Buffer Percentage.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 90% OF THE PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF ROYAL BANK OF CANADA.  IF ROYAL BANK OF CANADA WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

____________________

1 Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.
2 In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed to ensure that the stated term of the Securities remains approximately the same.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying Equity. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. EQUITY-ROS-1. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Securities.

Risks Relating to the Securities Generally

♦
Your Investment in the Securities May Result in a Loss of Principal:  The Securities differ from ordinary debt securities in that Royal Bank of Canada is not necessarily obligated to repay the full principal amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Underlying Equity and will depend on whether, and the extent to which, the Underlying Return is positive or negative. If the Underlying Return is negative and the percentage decline of the Underlying Equity is greater than the Buffer Percentage, you will be exposed to any negative Underlying Return in excess of the Buffer Percentage and Royal Bank of Canada will pay you less than your principal amount at maturity, resulting in a loss of principal of your Securities that is proportionate to the percentage decline in the Underlying Equity in excess of the Buffer Percentage.  Accordingly, you could lose up to 90% of the principal amount of the Securities.

♦
Downside Market Exposure to the Underlying Equity is Buffered Only If You Hold the Securities to Maturity: You should be willing to hold the Securities to maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss even if the Underlying Equity has not declined by more than the 10% Buffer Percentage at the time of sale.

♦
The Multiplier Applies Only at Maturity:  You should be willing to hold your Securities to maturity.  If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full effect of the Multiplier and the return you realize may be less than two times the return of the Underlying Equity, even if the return at that time is positive and does not exceed the Maximum Gain.

♦
The Appreciation Potential of the Securities Is Limited by the Maximum Gain:  If the Underlying Return is positive, Royal Bank of Canada will pay you $10 per Security at maturity plus an additional return that will not exceed the Maximum Gain of 37.00% to 40.00%, regardless of the appreciation in the Underlying Equity, which may be significant (the actual Maximum Gain will be determined on the Trade Date).  Therefore, your return on the Securities may be less than your return would be on a direct investment in the Underlying Equity.

♦	No Interest Payments: Royal Bank of Canada will not pay any interest with respect to the Securities.

♦
Credit Risk of Royal Bank of Canada:  The Securities are unsubordinated, unsecured debt obligations of the issuer, Royal Bank of Canada, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Securities and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦
Your Return on the Securities May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity: The return that you will receive on the Securities, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you could earn if you bought a conventional senior interest bearing debt security of Royal Bank of Canada with the same maturity date or if you invested directly in the Underlying Equity.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

♦
Single Stock Risk: The price of the Underlying Equity can rise or fall sharply due to factors specific to that Underlying Equity and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Securities, should make your own investigation into the issuer of the Underlying Equity and the Underlying Equity for your Securities. We urge you to review financial and other information filed periodically by the issuer of the Underlying Equity with the SEC.

♦
Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity:  While the payment at maturity for the Securities is based on the full principal amount of the Securities, the original issue price of the Securities includes the estimated cost of hedging our obligations under the Securities through one or more of our affiliates and also includes the agents’ commission. As a result, the price, if any, at which Royal Bank of Canada or our affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

♦
No Dividend Payments or Voting Rights:  Investing in the Securities is not equivalent to investing directly in the Underlying Equity. As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Underlying Equity would have.

♦
Owning the Securities is Not the Same as Owning the Underlying Equity: The return on your Securities may not reflect the return you would realize if you actually owned the Underlying Equity. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Underlying Equity would have.

♦
Historical Prices of the Underlying Equity Should Not Be Taken as an Indication of the Future Prices of the Underlying Equity During the Term of the Securities: The trading prices of the Underlying Equity will determine the value of the Securities at any given time. As it is impossible to predict whether the price of the Underlying Equity will rise or fall, trading prices of the Underlying Equity will be influenced by complex and interrelated political, economic, financial and other factors that can affect the value of the Underlying Equity.

♦
Lack of Liquidity: The Securities will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Securities in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.

♦
Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates: RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Underlying Equity, and therefore, the market value of the Securities.

♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.

♦
Potential Royal Bank of Canada Impact on Price:  Trading or transactions by Royal Bank of Canada or its affiliates in the Underlying Equity, futures, options, exchange-traded funds or other derivative products on the Underlying Equity, may adversely affect the market value of the Underlying Equity and the closing price of the Underlying Equity, and, therefore, the market value of the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities:  In addition to Closing Price of the Underlying Equity on the Final Valuation Date, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the actual or expected volatility of the price of the Underlying Equity;

♦	the time remaining to maturity of the Securities;

♦	the dividend rate on the Underlying Equity;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	the occurrence of certain events with respect to the Underlying Equity that may or may not require an adjustment to the terms of the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
The Anti-Dilution Protection for the Underlying Equity Is Limited: The calculation agent will make adjustments to the Initial Price and the Final Price for certain events affecting the shares of the Underlying Equity. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the Underlying Equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities and the Payment at Maturity may be materially and adversely affected.

Hypothetical Examples and Return Table at Maturity
The following table and hypothetical examples below illustrate the payment at  maturity per $10.00 Security for a hypothetical range of Underlying Returns from -100.00% to +100.00% and assume a hypothetical Initial Price of $430.51, a hypothetical Maximum Gain of 38.50%, and reflect the Multiplier of 2 and the Buffer Percentage of 10.00%. The actual Initial Price and Maximum Gain will be set on the Trade Date. The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity will be determined based on the Final Price on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Example 1 – On the Final Valuation Date, the Underlying Equity closes 2% above the Initial Price. Because the Underlying Return is 2%, Royal Bank of Canada will pay you two times the Underlying Return, or 4%, and the payment at maturity per $10 principal amount Security will be calculated as follows:

$10 + ($10 x 2% x 2) = $10 + $0.40 = $10.40

Example 2 – On the Final Valuation Date, the Underlying Equity closes 40% above the Initial Price. Because two times the Underlying Return of 40% is more than the Maximum Gain of 38.50%, Royal Bank of Canada will pay you at maturity the principal amount plus a return equal to the Maximum Gain or $13.85 per $10 principal amount Security.

Example 3 – On the Final Valuation Date, the Underlying Equity closes 5% below the Initial Price. Because the Underlying Return is -5%,  which is negative, but the percentage decrease in the price of the Underlying Equity is less than the Buffer Percentage of 10%, Royal Bank of Canada will pay you at maturity a cash payment of $10 per $10 principal amount Security (a 0% return on the principal amount).

Example 4 – On the Final Valuation Date, the Index closes 40% below the Initial Price. Because the Underlying Return is -40%,  which is negative and the percentage decrease in the price of the Underlying Equity is greater than the Buffer Percentage of 10%, Royal Bank of Canada will pay you at maturity a cash payment of $7 per $10 principal amount Security (a 30% loss on the principal amount), calculated as follows:

$10 + ($10 x -40% + 10%) = $10 - $3 = $7

Hypothetical Final Price ($)	Underlying Return1	Payment at Maturity ($)	Return on the Securities
$861.02	100.00%	$13.85	38.50%
$753.39	75.00%	$13.85	38.50%
$645.77	50.00%	$13.85	38.50%
$602.71	40.00%	$13.85	38.50%
$559.66	30.00%	$13.85	38.50%
$516.61	20.00%	$13.85	38.50%
$513.38	19.25%	$13.85	38.50%
$473.56	10.00%	$12.00	20.00%
$452.04	5.00%	$11.00	10.00%
$439.12	2.00%	$10.40	4.00%
$430.51	0.00%	$10.00	0.00%
$408.98	-5.00%	$10.00	0.00%
$387.46	-10.00%	$10.00	0.00%
$344.41	-20.00%	$9.00	-10.00%
$322.88	-25.00%	$8.50	-15.00%
$301.36	-30.00%	$8.00	-20.00%
$258.31	-40.00%	$7.00	-30.00%
$215.26	-50.00%	$6.00	-40.00%
$107.63	-75.00%	$3.50	-65.00%
$0.00	-100.00%	$1.00	-90.00%

(1) The Underlying Return excludes any cash dividend payments.

What Are the Tax Consequences of the Securities?
U.S. Federal Income Tax Consequences

Set forth below, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement, and prospectus, is a summary of the material U.S. federal income tax consequences relating to an investment in the Securities.  The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Securities as pre-paid cash-settled derivative contracts in respect of the Underlying Equity for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization.  If the Securities are so treated, a U.S. holder should generally recognize capital gain or loss upon the sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Securities.

Alternative tax treatments are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder (as defined in the product prospectus supplement).  Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Securities, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments made on the Securities on or after January 1, 2014 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Securities in order to minimize or avoid U.S. withholding taxes.

The Foreign Account Tax Compliance Act was enacted on March 18, 2010 that will impose a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury to collect and provide to the U.S. Treasury substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution.  The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.  These withholding and reporting requirements will generally apply to payments made after December 31, 2013.  However, this withholding tax will not be imposed on payments pursuant to obligations outstanding as of January 1, 2014.  Account holders subject to information reporting requirements pursuant to the legislation may include holders of the Securities.  Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the Securities.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Securities.

Canadian Federal Income Tax Consequences

In the opinion of Norton Rose Canada LLP, our Canadian tax counsel, interest on a Security (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest) that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder (as that term is defined in the section entitled “Tax Consequences - Canadian Taxation” in the accompanying prospectus) will not be subject to Canadian non-resident withholding tax provided the Underlying Equity is not a proxy for the profit of Royal Bank of Canada, as described in and subject to the qualifications set out in the section entitled “Tax consequences – Canadian Taxation” in the accompanying prospectus.

For a further discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product prospectus supplement no. EQUITY-ROS-1, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

Information about the Underlying Equity
Included on the following pages is a brief description of the issuer of the Underlying Equity. This information has been obtained from publicly available sources. Set forth below are tables that provide the quarterly intra-day high and low and period-end closing prices for the Underlying Equity. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Underlying Equity as an indication of future performance.

The Underlying Equity is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the Underlying Equity with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of the Underlying Equity under the Exchange Act can be located by reference to its SEC Central Index Key (“CIK”) number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

Apple Inc.
According to publicly available information, Apple Inc. designs, manufactures, and markets personal computers and related personal computing and mobile communication devices along with a variety of related software, services, peripherals, and networking solutions. The company sells its products worldwide through its online stores, its retail stores, its direct sales force, third-party wholesalers, and resellers.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 320193. The company’s common stock is listed on the NASDAQ Global Select Market (“NASDAQ”) under the ticker symbol “AAPL.”

Historical Information

The following table sets forth the quarterly intra-day high, intra-day low and period-end closing prices for the Underlying Equity, based on daily closing prices on NASDAQ, as reported by Bloomberg.  The closing price of the Underlying Equity on March 1, 2013 was $430.51.  The historical performance of the Underlying Equity should not be taken as an indication of its future performance during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Intra-Day High	Quarterly Intra-Day Low	Quarterly Period-End Close

1/1/2008	3/31/2008	$200.20	$115.44	$143.50
4/1/2008	6/30/2008	$192.24	$144.54	$167.44
7/1/2008	9/30/2008	$180.91	$100.61	$113.66
10/1/2008	12/31/2008	$116.40	$79.16	$85.35
1/1/2009	3/31/2009	$109.90	$78.20	$105.12
4/1/2009	6/30/2009	$146.40	$103.90	$142.43
7/1/2009	9/30/2009	$188.89	$134.42	$185.37
10/1/2009	12/31/2009	$213.94	$180.76	$210.86
1/1/2010	3/31/2010	$237.48	$190.26	$234.93
4/1/2010	6/30/2010	$279.00	$199.35	$251.53
7/1/2010	9/30/2010	$294.73	$235.56	$283.75
10/1/2010	12/31/2010	$326.65	$277.77	$322.56
1/1/2011	3/31/2011	$364.90	$324.88	$348.45
4/1/2011	6/30/2011	$355.00	$310.65	$335.67
7/1/2011	9/30/2011	$422.85	$334.22	$381.18
10/1/2011	12/31/2011	$426.69	$354.27	$405.00
1/1/2012	3/31/2012	$600.00	$409.00	$599.47
4/1/2012	6/30/2012	$644.00	$528.69	$584.00
7/1/2012	9/30/2012	$705.07	$570.00	$667.26
10/1/2012	12/31/2012	$676.74	$501.25	$533.03
1/1/2013	3/1/2013*	$555.00	$429.98	$430.51

*As of the date of this free writing prospectus, available information for the first calendar quarter of 2013 includes data for the period from January 1, 2013 through March 1, 2013.  Accordingly, the “Quarterly Intra-Day High,” “Quarterly Intra-Day Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the performance of the Underlying Equity from March 1, 2008 to March 1, 2013.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE
Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of information obtained from Bloomberg Financial Markets.

Supplemental Plan of Distribution
We have agreed to indemnify UBS and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it will purchase from us to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed under Rule 424(b)(2) containing the final pricing terms of the Securities.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” beginning on page PS-15 of the accompanying product prospectus supplement no. EQUITY-ROS-1.

Terms Incorporated in Master Note
The terms appearing above under the caption “Indicative Terms of the Securities” and the provisions in the accompanying product prospectus supplement no. EQUITY-ROS-1 dated June 4, 2012 under the caption “General Terms of the Securities”, are incorporated into the master note issued to DTC, the registered holder of the Securities.